Exhibit 99.1

News Release

U.S. Silica Appoints Interim Chief Financial Officer

Katy, TX, October 20, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced that it has appointed Kevin Hough as interim Executive Vice President, Chief Financial Officer and Chief Accounting Officer, succeeding Donald A. Merril, who was terminated without cause effective as of October 20, 2023.

Mr. Hough, age 59, has served as the Company’s Vice President and Corporate Controller since 2016. He previously served as the Company’s Corporate Controller from 2011, when he joined the Company, to 2016. Mr. Hough holds a Bachelor of Science in Accounting from Le Moyne College.

Mr. Hough had previously informed the Company of his intention to retire in 2024 and the Company will be conducting a search for a permanent chief financial officer.

“I am excited to welcome Kevin as our interim CFO,” stated Bryan Shinn, the Company’s Chief Executive Officer. “Kevin’s experience and skills make him ideally suited to take on the role. He brings deep technical knowledge along with a detailed understanding of the Company and has a first-class record of leadership across our finance function. We look forward to the continued benefits of his efforts and leadership.”

“On behalf of the U.S. Silica Board of Directors and the Company, I want to thank Don for his contributions to our organization during his tenure,” said Mr. Shinn. “We appreciate his support and dedication to the Company and wish him all the best.”

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets.

U.S. Silica’s wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Investor Contact

Patricia Gil

Vice President, Investor Relations & Sustainability

(281) 505-6011

gil@ussilica.com

# # #